SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 17, 2003

X-RITE, INCORPORATED
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-14800 (Commission File Number)	38-1737300 (IRS Employer Identification no.)

3100 44th Street S.W. Grandville, Michigan (Address of principal executive office)		49418 (Zip Code)

Registrant's telephone number, including area code: (616) 534-7663

Item 7.         Financial Statements and Exhibits.

Exhibit

99.1     Press release dated July 17, 2003.

Item 9.         Regulation FD Disclosure.

On July 17, 2003, X-Rite, Incorporated issued a press release announcing results for the second fiscal quarter of 2003. A copy of the press release is attached as Exhibit 99.1.

This information furnished under “Item 9. Regulation FD Disclosure” is intended to be furnished under “Item 12. Results of Operations and Financial Condition” in accordance with SEC Release No. 33-8216.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 17, 2003	X-RITE, INCORPORATED (Registrant)
	By:	/s/ Duane Kluting Duane Kluting Chief Financial Officer

EXHIBIT INDEX

99.1	X-Rite, Incorporated Press Release dated July 17, 2003.

EXHIBIT 99.1

Duane Kluting, CFO-X-Rite
(616) 257-2370
dkluting@x-rite.com

X-RITE’S SECOND QUARTER EARNINGS CONTINUE GROWTH TRACK

Highlights:

  Sales increase 15.6 percent over second quarter last year.
  Operating income increased 60.1 percent over the prior year.
  Three acquisitions announced in 2003.
  A new brand strategy launched.

GRANDVILLE, Mich., July 17, 2003 — X-Rite, Incorporated (NASDAQ:XRIT), announced its financial results for the second quarter ended June 28, 2003 reflecting the fourth consecutive quarter of year over year sales growth.

The Company reported a 15.6 percent increase in net sales to $28.2 million for the quarter ended June 28, 2003, compared to $24.4 million last year. Operating income for the quarter was $2.6 million, an increase of 60.1 percent, compared to $1.6 million in the prior year. Net income for the quarter was $2.0 million, or 10 cents per diluted share, compared to a loss of $5.5 million, or 27 cents per diluted share in the same quarter of the prior year. The prior year loss included a $6.6 million write down of technology investments made by XR Ventures.

For the six months ended June 28, 2003, net sales were $51.8 million, a 14.3 percent increase, compared to $45.4 million in the comparable period one year ago. Operating income for the same six month period was $4.1 million, or 222.9 percent over the operating income of $1.3 million one year ago. Net income for the same six month period was $3.0 million, or 15 cents per share, compared with net loss of $13.4 million, or 66 cents per share for the comparable period last year. The prior year loss included a $6.6 million write down of technology investments made by XR Ventures, and a charge for goodwill impairment of $7.6 million in connection with the adoption of new accounting rules.

Commenting on the quarter, Michael C. Ferrara, X-Rite’s President, said, “I am delighted to report another quarter of growth to our shareholders. Over the past four quarters, X-Rite sales have increased 20.3 percent over the same prior period. Profitability has also shown dramatic improvement. We are performing well in spite of worldwide weakness in capital spending. However, current economic indicators suggest that the stage is set for an improved economy and capital spending growth – good news for X-Rite.

Ferrara continued, “The consistent performance of X-Rite’s core color businesses clearly indicates that industries value products that assist workflow and offer the potential to improve profitability. We are focusing on the strength of our color businesses and executing strategies that produce results for our stakeholders. In line with this mission, we have launched a new brand strategy to promote our products and services globally in a consistent manner. We are focused, accountable and executing initiatives that deliver results to our customers.”

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The Company reported the following highlights:

  X-Rite recently reported its third acquisition of 2003, acquiring the assets of Monaco Systems, a Massachusetts-based company that develops and distributes color management software to the graphic arts and photo markets. This line of products provides the Company with a best-in-class color management software solution, broadening its ability to serve new and existing customers. Earlier this year, X-Rite acquired the ccDot meter product line of Centurfax Ltd., a London-based company, expanding its computer-to-plate product lines for the pre-press and printing industries to include the printing of flexible plastics and corrugated products. Also, in an agreement with Benjamin Moore & Co., the Company acquired the ColoRx®product line and related assets from Thermo Electron Corporation, Benjamin Moore's former supplier. This new relationship enables X-Rite to replace aging equipment over time with its color matching solutions throughout the Benjamin Moore dealer network.

  X-Rite launched a new brand strategy to consolidate its identity across many product lines. The Company believes a consistent visual identity will enable it to capitalize on X-Rite name recognition associated with innovative, service-oriented and reliable color solutions.

  The Company was awarded the prestigious President's "E" Award for excellence in exporting. This award is given by the office of the President of the United States to companies who have grown their export business over a consecutive four year period and displayed innovation and creativity in product and marketing initiatives. Currently, 44 percent of X-Rite's business is outside of the United States.

  The Company was recognized as one of West Michigan's Top 10 "Best and Brightest" places to work by the Michigan Business & Professional Association. X-Rite employees embrace the core culture principles of customer, accountability and performance excellence participating directly to the Company's success.

Conference Call
The Company will conduct a live audio webcast discussing its second quarter results on Thursday, July 17, 2003 at 11:00 a.m. Eastern time. The call will be co-hosted by Michael C. Ferrara, the Company’s President and Duane Kluting, its Chief Financial Officer. To access this webcast, as well as all future webcasts, use the X-Rite corporate website at www.x-rite.com. Select the Investor Relations page and click on the conference call link for the webcast. In addition, an archived version of the webcast conference call will be available on X-Rite’s website shortly after the live broadcast.

About X-Rite
X-Rite is a leading provider of color measurement solutions comprised of hardware, software and services for the verification and communication of color data. The Company serves a broad range of industries, including photo, digital imaging, graphic arts, industrial and retail color matching, medical, and dental. X-Rite serves markets in over 70 countries with offices throughout Europe, Asia and the Americas. We welcome you to visit us at www.xrite.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to capital gross spending, the strength and expansion of our customer base, the ability to serve new customers and industry acceptance of our products. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the

Page 3	X-Rite

control of the Company. Factors that could cause such differences include the Company’s ability to improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company’s products and other risks described in the Company’s filings with the Securities & Exchange Commission.

        All product and service names are trademarks or registered trademarks of their respective owners.

Page 4	X-Rite

Consolidated Financial Highlights

(Unaudited - in thousands except EPS)

	Q2 2003	Q1 2003	Q4 2002	Q3 2002	Q2 2002
Net Sales	$ 28,197	$ 23,625	$ 30,865	$ 22,246	$ 24,401
Gross Profit	17,646	15,221	19,768	13,980	15,537
Gross Profit Percent	62.6%	64.4%	64.0%	62.8%	63.7%
Selling and Marketing	7,145	7,211	8,037	6,909	7,089
General and Administrative	4,466	3,352	3,843	3,893	3,594
R&D and Engineering	3,472	3,098	3,049	2,863	3,253
Operating Income	2,563	1,560	4,839	315	1,601
Write Down of Other Investments	(106)	(140)	(671)	-	(6,566)
Other Income (Expense)	308	40	138	34	(131)
Pre-tax Income (Loss)	2,765	1,460	4,306	349	(5,096)
Net Income (Loss)	$ 1,961	$ 1,012	$ 3,701	$ 252	$ (5,488)
Earnings (Loss) Per Share					
Basic	$ 0.10	$ 0.05	$ 0.18	$ 0.01	$ (0.27)
Diluted	$ 0.10	$ 0.05	$ 0.18	$ 0.01	$ (0.27)
Average Shares Outstanding					
Basic	20,250	20,231	20,224	20,215	20,208
Diluted	20,382	20,624	20,667	20,648	20,208
Cash and Investments	$ 13,643	$ 12,407	$ 17,538	$ 14,032	$ 13,536
Accounts Receivable	19,093	18,796	19,773	15,504	15,992
Inventory	15,050	14,054	14,080	14,626	14,360
Other Current Assets	3,316	4,291	2,743	5,053	4,263
Non-Current Assets	54,843	52,804	48,750	49,661	50,057
Total Assets	105,945	102,352	102,884	98,876	98,208
Liabilities	11,017	9,991	11,536	11,380	10,544
Long-Term Debt	-	-	-	-	-
Total Liabilities	11,017	9,991	11,536	11,380	10,544
Permanent and Temporary Shareholders' Equity	$ 94,928	$ 92,361	$ 91,348	$ 87,496	$ 87,664
Capital Expenditures	$ 448	$ 1,163	$ 382	$ 543	$ 483
Depreciation and Amortization	$ 1,495	$ 1,307	$ 1,447	$ 1,253	$ 1,428
International Sales	44.9%	43.2%	42.3%	41.7%	40.3%
Sales By Market Served (% of Total)					
Coatings	39.5%	35.9%	38.7%	35.5%	41.1%
Graphic Arts	43.5%	47.6%	41.8%	45.6%	41.1%
Biodiagnostics	6.6%	8.0%	7.0%	7.0%	7.7%
Laboratory	10.4%	8.5%	12.5%	11.9%	10.1%

Page 5	X-Rite

Consolidated Financial Highlights, continued

(in thousands except EPS)

	Quarter Ended		Six Months Ended	
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
	(Unaudited)	(Unaudited)		
Net Sales	$ 28,197	$ 24,401	$ 51,822	$ 45,357
Gross Profit	17,646	15,537	32,867	27,821
Gross Profit Percent	62.6%	63.7%	63.4%	61.3%
Selling and Marketing	7,145	7,089	14,356	12,823
General and Administrative	4,466	3,594	7,818	7,257
R&D and Engineering	3,472	3,253	6,570	6,464
Operating Income	2,563	1,601	4,123	1,277
Write Down of Other Investments	(106)	(6,566)	(246)	(6,566)
Other Income (Expense)	308	(131)	348	(139)
Pre-Tax Income (Loss)	2,765	(5,096)	4,225	(5,428)
Income (Loss) Before Cumulative Effect of Change in Accounting Principle	1,961	(5,488)	2,973	(5,747)
Cumulative Effect of Change in Accounting Principle	-	-	-	(7,615)
Net Income (Loss)	$ 1,961	$ (5,488)	$ 2,973	$ (13,362)
Earnings (Loss) Per Share - Basic & Diluted:				
Before Cumulative Effect of Change in Accounting Principle	$ 0.10	$ (0.27)	$ 0.15	$ (0.28)
Cumulative Effect of Change in Accounting Principle	-	-	-	(0.38)
Total Basic & Diluted EPS	$ 0.10	$ (0.27)	$ 0.15	$ (0.66)
Average Shares Outstanding				
Basic	20,250	20,208	20,241	20,203
Diluted	20,382	20,208	20,503	20,203

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